                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: January 17, 2002
                        (Date of earliest event reported)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


         New York                    1-2360                        13-0871985
(State of Incorporation)    (Commission File Number)    (IRS employer Identification No.)


                 ARMONK, NEW YORK                              10504
     (Address of principal executive offices)                (Zip Code)


                                  914-499-1900
                         (Registrant's telephone number)

Item 5.  Other Events

     The registrant's press release dated January 17, 2002, regarding its financial results for the periods ended December 31, 2001, including unaudited consolidated financial statements for the periods ended December 31, 2001, is Attachment I of this Form 8-K.

     Attachment II of this Form 8-K is IBM's Chief Financial Officer John R. Joyce's fourth quarter earnings presentation to securities analysts on Thursday, January 17, 2002.

     IBM's web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:   January 17, 2002


                                    By:    /s/ Mark Loughridge

                                 -----------------------------------
                                          (Mark Loughridge)
                                    Vice President and Controller

                                                                    ATTACHMENT I

      ARMONK, N.Y., January 17, 2002 . . . IBM today announced fourth-quarter 2001 diluted earnings per common share of $1.33, a 10 percent decrease compared with diluted earnings per common share of $1.48 in the fourth quarter of 2000. Fourth-quarter 2001 net income was $2.3 billion, a 13 percent decrease from $2.7 billion in the year-earlier period. IBM's fourth-quarter 2001 revenues totaled $22.8 billion, down 11 percent (8 percent at constant currency) compared with the fourth quarter of 2000.

      Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said:
"This was a solid finish to a demanding year. We achieved strong profitability and we continued to gain market share in high-priority segments of our software, storage and server businesses. For example, our new 'Regatta' UNIX servers, which didn't begin shipping until late in the quarter, are sold out. On a full-year basis, our mainframe revenues grew for the first time since 1989. Our services business also had over $15 billion in new signings, although many of these signings also came very late in the quarter, reflecting the tough business environment. We also once again demonstrated exceptional management of our cost and expense structure, and we ended the year with very powerful free cash flow.

      "We had our share of challenges, too, but these were largely expected: slow PC sales and ongoing weakness in our OEM business. Our overall revenue decline came principally from these two units, and we've taken a number of actions to improve our long-term competitiveness in these areas. As we have demonstrated time after time, our diverse business portfolio allows us to overcome weakness in certain areas and still deliver strong results.

      "Business conditions remain difficult as we enter the new year, although we believe that our business will strengthen as we move through the year," Mr. Gerstner said. "Further, and most important, we have absolutely no doubt that customer buying patterns throughout the world are continuing to shift in IBM's favor. Customers increasingly are demanding fully integrated technology -- not the latest single-function offerings from the piece-part makers -- and that plays directly to IBM's strengths in e-business software, in powerful, secure servers, and in our unparalleled global services capabilities."

      In the Americas, fourth-quarter revenues were $9.8 billion, a decrease of 9 percent (8 percent at constant currency) from the 2000 period. Revenues from Europe/Middle East/Africa were $6.9 billion, down 6 percent (6 percent at constant currency). Asia-Pacific revenues declined 10 percent (1 percent at constant currency) to $4.5 billion. OEM revenues decreased 34 percent (33 percent at constant currency) to $1.6 billion compared with the fourth quarter of 2000.

      Revenues from Global Services, including maintenance, declined 1 percent (up 1 percent at constant currency) in the fourth quarter to $9.1 billion. Global Services revenues, excluding maintenance, declined 2 percent (up 1 percent at constant currency). New contract signings for Global Services in the fourth quarter were approximately $15 billion. IBM's total services backlog at year-end 2001 was $102 billion. Overall, the gross profit margin for Global Services improved 1.2 points year over year to 28.2 percent.

      Hardware revenues decreased 24 percent (21 percent at constant currency) to $8.7 billion from the 2000 fourth quarter. Revenues from z900 mainframe servers were essentially flat, reflecting a difficult year-over-year comparison. Mainframe computing capacity grew 12 percent in the fourth quarter as measured in MIPS (millions of instructions per second). Revenues from IBM's UNIX-based pSeries declined, in large part because of a transition to IBM's new "Regatta" family of UNIX servers, which began shipping on December 14. Personal computer and microelectronics revenues decreased substantially over the prior year's quarter, principally due to price pressures in PCs and an ongoing downturn affecting the worldwide semiconductor and OEM markets. Revenues from IBM's high-end storage product line -- Shark -- grew in a declining market.

      Software revenues increased 6 percent (8 percent at constant currency) to $3.8 billion compared to the prior year's fourth quarter. Overall, IBM's middleware software revenues grew 10 percent at constant currency. IBM's premier data management and WebSphere products grew 48 percent and 43 percent, respectively. Operating system revenues fell 2 percent. The company's total gross profit margin in software improved 1.8 points, to 85.2 percent.

      Global Financing revenues decreased 5 percent (4 percent at constant currency) in the fourth quarter to $927 million. As expected, revenues from the Enterprise Investments/Other area, which includes products for specialized customer uses, declined 20 percent (18 percent at constant currency) compared to the fourth quarter of 2000 to $340 million. IBM has been consistently shifting development and distribution of products in this segment to third-party companies.

      The company's total gross profit margin improved to 38.3 percent in the 2001 fourth quarter from 37.3 percent in the 2000 fourth quarter.

      Despite absorbing workforce-balancing actions and writedowns of certain equity investments, IBM's total expenses improved 6 percent year over year to $5.4 billion. The improvement came from each of the company's two main expense categories: selling, general and administrative expenses as well as research and development expenses. IBM continued to reduce its expenses and improve operating efficiencies through the use of electronic procurement, sales, education and customer support systems. These systems -- known as e-procurement, IBM.com, e-learning and e-Care -- have resulted in substantial productivity improvements.

      IBM's tax rate in the fourth quarter was 29.3 percent compared with 29.5 percent in the fourth quarter of 2000.

      IBM spent approximately $1.0 billion on share repurchases in the fourth quarter. The average number of basic common shares outstanding in the quarter was 1.72 billion compared with 1.75 billion shares in the same period of 2000.

                             Full-year 2001 Results

      Net income for the year ended December 31, 2001 was $7.7 billion, or $4.35 per diluted common share, compared with net income of $8.1 billion, or $4.44 per diluted common share, in 2000. Revenues in 2001 totaled $85.9 billion, a decline of 3 percent (up 1 percent at constant currency) compared with revenues of $88.4 billion in the year-earlier period.

      In the Americas, full-year revenues were $37.4 billion, down 3 percent (2 percent at constant currency) from the 2000 period. Revenues from Europe/Middle East/Africa were $24.0 billion, a decrease of 1 percent (up 3 percent at constant currency). Asia-Pacific revenues fell 2 percent (up 8 percent at constant currency) to $17.2 billion. OEM revenues decreased 7 percent (6 percent at constant currency) to $7.2 billion.

      Revenues from Global Services totaled $35.0 billion, an increase of 5 percent (10 percent at constant currency). Hardware revenues in 2001 were $33.4 billion, a decrease of 12 percent (8 percent at constant currency). Software revenues totaled $12.9 billion, an increase of 3 percent (7 percent at constant currency). Global Financing revenues totaled $3.4 billion, a decrease of 1 percent (up 1 percent at constant currency). Revenues from the Enterprise Investments/Other area declined 18 percent (14 percent at constant currency) to $1.2 billion.

      Common share repurchases totaled approximately $5.3 billion in 2001. The average number of basic shares outstanding was 1.73 billion in 2001 compared with 1.76 billion in 2000. There were 1.72 billion basic common shares outstanding at December 31, 2001.

      IBM completed 2001 with $6.4 billion in cash, after major expenditures which included the share repurchases, capital investments of $5.6 billion and an 8 percent dividend increase.

      The company's debt in support of operations, excluding global financing, increased $543 million from year-end 2000 to $1.6 billion, resulting in a debt-to-capitalization ratio of 7 percent at the end of 2001. Global financing debt declined $2.0 billion from year-end 2000 to a total of $25.5 billion, resulting in a debt-to-equity ratio of 6.8 to 1.

Forward-Looking and Cautionary Statements

      Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS
                 (Dollars in millions except per share amounts)

                                     Three Months                     Twelve Months
                                  Ended December 31,                Ended December 31,

                                                  Percent                            Percent
                              2001       2000*     Change        2001       2000*     Change
                           -------     -------    -------     -------     -------    -------
REVENUE

 Global Services            $9,061      $9,186       -1.4%    $34,956     $33,152        5.4%
  Gross margin                28.2%       27.0%                  27.5%       26.7%

 Hardware                    8,714      11,463      -24.0%     33,392      37,777      -11.6%
  Gross margin                26.3%       30.4%                  27.7%       28.4%

 Software                    3,784       3,571        6.0%     12,939      12,598        2.7%
  Gross margin                85.2%       83.4%                  82.5%       81.9%

 Global Financing              927         971       -4.6%      3,426       3,465       -1.1%
  Gross margin                55.4%       42.9%                  50.6%       43.3%

 Enterprise Investments/
 Other                         340         425      -20.0%      1,153       1,404      -17.9%
  Gross margin                45.8%       44.9%                  45.0%       46.8%

TOTAL REVENUE               22,826      25,616      -10.9%     85,866      88,396       -2.9%

GROSS PROFIT                 8,745       9,553       -8.4%     31,782      32,054       -0.9%
  Gross margin                38.3%       37.3%                  37.0%       36.3%

EXPENSE

 S,G&A                       4,176       4,340       -3.8%     15,490      15,639       -1.0%
  % of revenue                18.3%       16.9%                  18.0%       17.7%

 R,D&E                       1,263       1,449      -12.8%      5,006       5,151       -2.8%
  % of revenue                 5.5%        5.7%                   5.8%        5.8%

 Other income                  (48)       (125)     -62.4%         95        (617)    -115.4%
 Interest expense               54         102      -47.3%        238         347      -31.4%

TOTAL EXPENSE                5,445       5,766       -5.6%     20,829      20,520        1.5%
  % of revenue                23.9%       22.5%                  24.3%       23.2%

INCOME BEFORE
INCOME TAXES                 3,300       3,787      -12.9%     10,953      11,534       -5.0%
  Pre-tax margin              14.5%       14.8%                  12.8%       13.0%

Provision for
income taxes                   967       1,117      -13.4%      3,230       3,441       -6.1%
  Effective tax
  rate                        29.3%       29.5%                  29.5%       29.8%

NET INCOME                  $2,333      $2,670      -12.7%     $7,723      $8,093       -4.6%
  Net margin                  10.2%       10.4%                   9.0%        9.2%

Preferred stock
dividends                        0           5                     10          20

NET INCOME
APPLICABLE TO COMMON
STOCKHOLDERS                $2,333      $2,665      -12.5%     $7,713      $8,073       -4.5%
                           =======     =======                =======     =======

EARNINGS PER
SHARE OF COMMON
STOCK - ASSUMING
DILUTION                     $1.33       $1.48      -10.1%      $4.35       $4.44       -2.0%
                           =======     =======                =======     =======

EARNINGS PER
SHARE OF COMMON
STOCK - BASIC                $1.35       $1.52      -11.2%      $4.45       $4.58       -2.8%
                           =======     =======                =======     =======
AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  DILUTED                  1,758.0     1,790.6                1,771.2     1,812.1
  BASIC                    1,722.4     1,749.2                1,733.3     1,763.0

*     Reclassified to conform with 2001 presentation.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                           At             At
(Dollars in millions)             December 31,   December 31,    Percent
                                         2001           2000      Change
                                  -----------    -----------     -------
ASSETS

 Cash, cash equivalents,
 and marketable securities             $6,393         $3,722       71.8%

 Receivables - net, inventories,
 and prepaid expenses                  36,068         40,158      -10.2%

 Plant, rental machines,
 and other property - net              16,504         16,714       -1.3%

 Investments and other assets          29,348         27,755        5.7%
                                     --------       --------

TOTAL ASSETS                          $88,313        $88,349       -0.0%
                                     ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                      $11,188        $10,205        9.6%
 Long-term debt                        15,963         18,371      -13.1%
                                     --------       --------
 Total debt                            27,151         28,576       -5.0%

 Accounts payable, taxes,
 and accruals                          23,931         26,201       -8.7%

 Other liabilities                     13,617         12,948        5.2%
                                     --------       --------
TOTAL LIABILITIES                      64,699         67,725       -4.5%

STOCKHOLDERS' EQUITY                   23,614         20,624       14.5%
                                     --------       --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                  $88,313        $88,349       -0.0%
                                     ========       ========

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA

                                       FOURTH QUARTER 2001
                         ------------------------------------------------
                                                                  Pre-tax
(Dollars in millions)    --------   Revenue  --------   Pre-tax    Income
                         External  Internal     Total    Income    Margin
                         --------  --------  --------   -------   -------
SEGMENTS

Global Services           $9,061      $724     $9,785    $1,413      14.4%
          % change          -1.4%     22.7%       0.1%      8.4%

Technology                 1,879       530      2,409      (293)    -12.2%
          % change         -30.2%    -36.5%     -31.7%   -200.7%

Personal and Printing
Systems                    2,910        23      2,933       (17)     -0.6%

          % change         -32.0%    -11.5%     -31.9%   -116.2%

Enterprise Systems         4,074       163      4,237       719      17.0%
          % change         -13.2%     -6.3%     -13.0%    -18.0%

Software                   3,784       295      4,079     1,167      28.6%
          % change           6.0%     26.6%       7.2%     21.4%

Global Financing             921       189      1,110       265      23.9%
          % change          -5.5%    -24.1%      -9.3%     -8.0%

Enterprise Investments       336         2        338       (74)    -21.9%
          % change         -21.9%               -21.4%     14.9%

TOTAL SEGMENTS            22,965     1,926     24,891     3,180      12.8%
          % change         -11.1%     -8.6%     -10.9%    -14.9%

Eliminations / Other        (139)   (1,926)    (2,065)      120

TOTAL IBM                $22,826        $0    $22,826    $3,300      14.5%
          % change         -10.9%               -10.9%    -12.9%

                                         FOURTH QUARTER 2000*
                         ----------------------------------------------------
                                                                      Pre-tax
(Dollars in millions)    --------   Revenue     -------    Pre-tax     Income
                         External  Internal       Total     Income     Margin
                         --------  --------     -------    -------    -------
SEGMENTS

Global Services           $9,186       $590      $9,776     $1,303      13.3%

Technology                 2,693        835       3,528        291       8.2%

Personal and Printing
Systems                    4,278         26       4,304        105       2.4%

Enterprise Systems         4,694        174       4,868        877      18.0%

Software                   3,571        233       3,804        961      25.3%

Global Financing             975        249       1,224        288      23.5%

Enterprise Investments       430          0         430        (87)    -20.2%

TOTAL SEGMENTS            25,827      2,107      27,934      3,738      13.4%

Eliminations / Other        (211)    (2,107)     (2,318)        49

TOTAL IBM                $25,616         $0     $25,616     $3,787      14.8%

*     Reclassified to conform with 2001 presentation.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA

                                          TWELVE MONTHS 2001
                         -----------------------------------------------------
                                                                       Pre-tax
(Dollars in millions)    ---------  Revenue     --------    Pre-tax     Income
                         External  Internal        Total     Income     Margin
                         --------  --------     --------    -------    -------
SEGMENTS

Global Services          $34,956     $2,647      $37,603     $5,161       13.7%
          % change           5.4%       8.5%         5.7%      14.3%

Technology                 7,970      2,325       10,295       (374)      -3.6%
          % change          -6.4%     -22.7%       -10.7%    -155.1%

Personal and Printing
Systems                   11,982         73       12,055       (153)      -1.3%
          % change         -20.6%       4.3%       -20.5%    -251.5%

Enterprise Systems        13,743        710       14,453      1,830       12.7%
          % change          -3.2%       9.4%        -2.6%      -4.8%

Software                  12,939        981       13,920      3,168       22.8%
          % change           2.7%      18.5%         3.7%      13.4%

Global Financing           3,407        836        4,243      1,143       26.9%
          % change          -2.7%     -11.4%        -4.5%      -2.8%

Enterprise Investments     1,118          4        1,122       (317)     -28.3%
          % change         -18.3%      33.3%       -18.2%      -6.7%

TOTAL SEGMENTS            86,115      7,576       93,691     10,458       11.2%
          % change          -2.6%      -4.6%        -2.8%      -4.0%

Eliminations / Other        (249)    (7,576)      (7,825)       495

TOTAL IBM                $85,866         $0      $85,866    $10,953       12.8%
          % change          -2.9%                   -2.9%      -5.0%

                                          TWELVE MONTHS 2000*
                         ----------------------------------------------------
                                                                      Pre-tax
(Dollars in millions)    --------   Revenue     -------   Pre-tax      Income
                         External  Internal       Total    Income      Margin
                         --------  --------     -------   -------     -------
SEGMENTS

Global Services          $33,152     $2,439     $35,591    $4,517       12.7%

Technology                 8,519      3,007      11,526       679        5.9%

Personal and Printing
Systems                   15,098         70      15,168       101        0.7%

Enterprise Systems        14,194        649      14,843     1,922       12.9%

Software                  12,598        828      13,426     2,793       20.8%

Global Financing           3,500        944       4,444     1,176       26.5%

Enterprise Investments     1,369          3       1,372      (297)     -21.6%

TOTAL SEGMENTS            88,430      7,940      96,370    10,891       11.3%

Eliminations / Other         (34)    (7,940)     (7,974)      643

TOTAL IBM                $88,396         $0     $88,396   $11,534       13.0%

*     Reclassified to conform with 2001 presentation.

                                                                   ATTACHMENT II

================================================================================

IBM 4Q 2001
EARNINGS PRESENTATION

JANUARY 2002

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us. Let me quickly give you a few pieces of information.

      At this time, the opening page of the presentation should have automatically loaded and you should be on Chart 1, the title page.

      After the last chart in the presentation we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to the index at any time by clicking on the index link located on the navigation bar on the left side of your screen.

      For printing slides, there are two alternatives:

            As in the previous quarter, there is a link on the index pages so you can download the entire set of charts for printing.

            Or, there is a link on the navigation bar so you can download the charts at any time.

      In about 45 minutes, you will also be able to link to the prepared remarks off that same navigation bar.

      And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the NEXT button and move to Chart 2.

      Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

      Those statements involve a number of factors that could cause actual results to differ materially.

      Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for Chart 3.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks, Hervey. Good afternoon.

It has been a tough year, but our 4th-quarter results once again were strong relative to our competitors in the technology sector.

      o     Nearly $23 billion in revenues
      o     $2.3 billion in after-tax profit,
      o And for the full year, $7.4 billion in Free Cash Flow. We ended the year with $6.4 billion in cash.

      And, we continued to gain share.

Year-to-year, our 4th-quarter revenue declined, reflecting a difficult economic environment, worldwide. But all of the decline at constant currency was due to two heavily distressed segments, PCs and OEM Technology.

As always, we benefited from the breadth of our portfolio.

      Back in October, we were asked about our ability to grow earnings per share sequentially by nearly 50% from the 3rd quarter to the 4th quarter to achieve average Street expectations, despite the difficult economic environment.

      We said it was achievable if we could get the same sales yield from our pipeline that we realized in the difficult 3rd quarter. I'm happy to report that we executed well and hit that EPS growth target.

      Of course, as is so often the case, areas of strength offset areas of weakness. And in the 4th quarter --

      o We did better than we expected in zSeries mainframes, our new Regatta server in pSeries, and in Software.

      o We had weaker results than anticipated in our Technology Group and in our PC Division.

      There's an important point to be made regarding this tradeoff, a very important point:

            o The weak revenue performance of the PCs and HDDs, both down about 35% year-to-year, has little bearing on our earnings per share.
            o     Strong performance in zSeries and software is very helpful.
            o So you can see how our revenue performance in the quarter was less than expected, but EPS was on track.

      I also want to address Global Services here. While the revenue grew just 1% at constant currency, the underlying dynamics point to good growth in 2002.

            We were pleased with our 4th-quarter signings. Over $15 billion, which was up 54% from the 3rd quarter and 22% from last year's 4th quarter.

            We had indicated in October that our pipeline was as big as we'd ever seen it. That's still the case, but our customers have been very careful about their decisions, given the economic environment. So while our signings have been big, customer decisions came late in the quarter, and this defers the start of that revenue until the 1st quarter.

            Also in 2002, the annuity-like portions of Global Services - Outsourcing and Maintenance, should sustain us until the more transaction-based contracts return to their historical growth rates with the economy recovering.

            So we feel very good about our Services business, our strategy, and our position in the marketplace. In a year of uncertain economic growth, Services should benefit early from recent Outsourcing signings, and then pick up further speed in the 2nd half with the more economically sensitive Consulting businesses.

The 4th quarter was a solid finish to a demanding year.

      o Particularly in Software, and in Services signings, these two segments generated nearly 80% of our profit in the 4th quarter.
      o We had sustained, strong customer demand for our zSeries mainframe and a fast start for our new pSeries Regatta.
      o Our R&D efforts have produced products that are extending our competitive lead, and patents that will ensure that leadership remains.
      o We continued to manage cost and expense with a proper balance between current results and future opportunity.
      o     And we generated strong cash flow in support of our business model.

Before I get into the details of the 4th quarter, let me hit some key points about how we see 2002.

      We said last quarter, it is largely an economic call.

            o Most analysts seem to feel that a slow recovery will start around midyear.

            o And customers are still taking a careful look at all of their investments. But they continue to spend on applications and products that provide the fastest returns, and they're building cost-efficient infrastructures. We've got the solutions they're looking for.

      But also, in this environment, we have been taking some pretty tough actions which will yield results in 2002.

            o We've made excellent progress on our objective of reducing indirect expense by $2 billion by the end of 2002, cutting over a billion in 2001. And we're reinvesting these savings in direct expense that can drive future revenue and share gain.

            o In addition, we've been focusing on our Technology Group and our PC Group which, between the two of them, lost over $500 million in 2001.

                        We've rebalanced our resources in both of them, and in our PC Division, we continued to tighten our business model by contracting to outsource assembly and distribution of our desktop PC line.

                        We should be able to improve our results in these units regardless of the economy.

      With our cost-cutting actions, in combination with our strong business model, our share gains in key segments, and our strong balance sheet, we feel there are few companies as well positioned to address the coming year as IBM.

      And at this early stage of the year, we feel that the consensus estimate for earnings per share in 2002 is reasonable.

Now let's get into the details of the 4th-quarter results. Click on the NEXT button for Chart 4.

Here's the quick financial overview of the 4th quarter:

      o Revenue, at $22.8 billion was up 12% sequentially from the 3rd quarter.

                  Year-to-year, it was down 8% at constant currency, and 11%, as reported, driven entirely by OEM and PCs.

                  So with the weakening Yen, currency was about a two-and-a-half-point hit, about a point worse than the spot rates suggested three months ago.

                  Let me just note here that based on current spot rates, the negative effect of currency on revenue for the 1st quarter would still be about 2 points.

      o Pretax income was down 13%, compared to the 19% decline last quarter, and again principally due to the slowdown in our Technology OEM businesses.

      o     Our tax rate was 29.3%, down two tenths of a point from a year ago.

                  Our full-year tax rate was at 29.5%, down 3 tenths of a point from 2000.

      o Average diluted shares outstanding for the quarter were 1 billion, 758 million, down 1.8% from last year.

      o     And earnings per share were $1.33, down 15 cents or 10%.

                  In these 4th-quarter results we've absorbed currency, workforce-rebalancing initiatives, and a minor equity write-down. These three factors contributed about 12 cents to our 15-cent year-to-year decline.

We've included our full-year results on these charts, and let me use this one to put our results in perspective:

      The economy created a lot of turmoil in 2001.

            o     Corporate profits declined dramatically.
            o     Many of our competitors in the IT sector lost money.

      But...

            o     At constant currency, IBM's revenue actually grew in 2001, and
            o We generated $11 billion of pretax profit, with the vast majority of that coming from Services and Software.

Now, let's turn to Revenue in the 4th quarter, starting with a geographic perspective. Click the NEXT button for Chart 5.

Over 90% of our revenue comes from sales to end-user customers, which we break into three geographic areas.

      On a year-to-year basis, at constant currency, they were down 6%.

            o The Americas declined 8%, driven by the Industrial, Communications, and Distribution sectors.

            o Europe declined 6%, with almost no currency impact. The Financial Services sector was weak, notably in Germany, but the Automotive sector did well, due to Services.

            o Asia Pacific declined 1%, before 9 points of currency impact. Here again, the Communications sector was weak, but the Financial Services and Automotive sectors were strong, also due to Services.

            o Across all geographies, the Public Sector was strong, but the small and medium businesses were weak, since they were heavily impacted by the PC revenue decline.

Finally, our OEM business -- which had declined 22% from 2nd to 3rd quarter, started to show a little life by growing 7% from the 3rd to the 4th quarter. Still, on a year-to-year basis OEM revenue declined 34% in the 4th quarter.

      In our Microelectronics business, our OEM customers made a little more progress in working off inventory in addition to generating some sequential revenue growth.

      And in our hard disk drive business, industry demand remained weak, due to continued weakness in PC volumes.

Now, if you'll click on the Next button for Chart 6, I'll touch on Revenue by major line item.

Let me start with Global Services.

      Revenue was $9.1 billion, growing 1% year-to-year at constant currency, and 4% sequentially from the 3rd quarter.

      Our annuity-like Outsourcing and Maintenance businesses continued to do well, but we felt the economic pressure in Consulting and Systems Integration as did the rest of the industry.

Hardware revenue in the 4th quarter was $8.7 billion, a 21% decline at constant currency.

      The new Regatta UNIX server got off to a fast start. Shark storage subsystems grew in a very weak market. And despite a very difficult comparison base, our zSeries mainframes grew revenue for the 5th quarter in a row.

      However, as I mentioned -- our OEM businesses -- Microelectronics and hard disk drives continued to have significant year-to-year revenue declines, despite slight sequential-quarter growth. PCs declined significantly.

Software, at $3.8 billion, grew 8% at constant currency.

      We had strong performance across all geographies, gaining more share on our competitors, particularly in Data Management and WebSphere.

Global Financing revenue at $927 million, declined 4% at constant currency.

      Income-generating assets were down from last year, and financing originations were $5.3 billion in the quarter.

Now let's review gross profit margin, Chart 7.

Total gross profit margin for the 4th quarter was 38.3%, up a point from last year, and up 2 points from the 3rd quarter.

      Gross margin improved in each revenue segment except hardware which declined by 4 points.

            This decline in hardware was about the same as in the 3rd quarter, and for the same reason, low volumes in our technology group and pricing pressures in PCs and hard disk drives.

      Global Services gross profit margin improved 1.2 points.

            Maintenance improved, and Services was stable.

      Software gross profit margin improved 1.8 points.

      And our Global Financing gross profit margin improved 12 points, reflecting a downward trend in interest rates.

Now let's turn to Expense, Chart 8.

Total expense was $5.4 billion, down 6% from last year.

SG&A decreased 4%, and R&D decreased 13%, primarily driven by the integration of Lotus and Tivoli into our Software business.

      We continued to cut discretionary expense like travel and consulting.

      But also underneath this, is the billion-dollar reduction in infrastructure expenses we've made this year.

            As we reduced these expenses, we continued to increase investments in key areas where we can leverage our leadership, like development and sales for Software, Services, Servers and Storage.

      Let me add that our intellectual property income and licensing royalties were flat in the quarter, which included the sale of our optical transceiver business to JDS Uniphase. For the year, IP was down about $200 million.

      And finally, we continue to invest in Information Technology to improve our own efficiency in procurement and customer support.

As you can see, we're watching expense carefully. But the strength of our business model is that we are not forced to eliminate important programs during a period of weak revenues.

Now before we move on, let me touch on some issues that have been raised for all companies in 2002 that are mainly noncash items, notably:

      o     Goodwill accounting changes
      o     Adjustments to pension accounting assumptions
      o     Equity investment write-downs, and
      o     Currency hedges.

      For IBM, based on what we know now, it's reasonable to assume that the net effect of these items on year-to-year earnings will not be material.

Now let's move to Cash Flow, Chart 9.

Cash flow was strong in 2001.

      We generated $7.4 billion of Free Cash Flow, slightly more that last year.

      Our ongoing focus on working capital management continued to yield results.

This continued strong cash flow, even in a difficult economic environment, gave us the flexibility to make necessary, appropriate investments for the future of our business or for share repurchases.

      $5.6 billion on gross capital expenditures, mainly for our Services and Financing businesses, as well as in selected hardware businesses, like Microelectronics.

      $5.6 billion in research and development investments, that contributed to the ninth year in a row of our leading the world in generating new patents.

      A billion dollars for acquisitions -- principally Informix.

      $1 billion in dividends to our shareholders.

      And $5.3 billion dollars in stock buyback.

      This is real cash flow.

Now let's look at the Balance Sheet, Chart 10.

The balance sheet remains very healthy.

      Cash on the balance sheet stands at $6.4 billion, $2.7 billion above last year's level.

      Total debt decreased $1.4 billion.

      94% of our debt is for our Global Financing business, which was leveraged at a comfortable 6.8 to 1.

      The remaining $1.6 billion of Core Debt stands at a conservative 7% debt-to-capital.

As I've said in previous quarters, this is not the environment to have growing inventories or accounts receivables.

      Both are down year-to-year.

      The management of our balance sheet and cash flow is taken very seriously and is a key focus. Our asset and debt levels demonstrate that we are executing well.

Now let me turn to a discussion of some of our individual businesses, starting with Global Services, Chart 11.

Global Services, at $9.1 billion, was up 1% at constant currency.

Signings were over $15 billion, up 22%. We had:

      o     14 deals greater than $100 million,
      o     of which two were a billion dollars or more.
      o We had over $600 million of web-hosting signings, up 45%, bringing our total web-hosting signings to $2.4 billion this year.

      Our backlog now stands at $102 billion.

In revenue, Maintenance was up 2%, and Services was up 1%.

      Services revenue growth slowed this quarter due to:

            o     A slowdown in Consulting and Systems Integration,
            o     Slower signings back in the middle of the year, and

            o     The timing of this quarter's signings.

                        Several large contracts closed late in the quarter, resulting in lower current-period revenue yield.

                        Customers wanted to sign the contracts to start realizing the benefits. But they are just being very careful in this environment.

      An important note on signings: While a slowdown in signings in the middle of the year, particularly in short-term engagements, impacted our 4th-quarter revenue, the acceleration in signings in the 4th quarter will contribute to a pickup in 2002.

Now let me review the three major services segments.

First, Outsourcing and e-Sourcing, which is more than 40% of Global Services, grew 6% at constant currency.

      o Our strong signings in the 4th quarter, and our strong pipeline of opportunity, demonstrate that customers recognize the need to improve their competitiveness, particularly in this economic environment. They want integrated IT solutions and fast cost savings.

      o Outsourcing growth was again strongest in the Asia Pacific region, where our investment in services capabilities has really paid off.

      o     And Hosting became a billion dollar business for us in 2001.

Next, Integrated Technology Services, which includes product support services and maintenance, is a third of Global Services.

      o     IT Services, excluding maintenance, was up 4%.

      o Services in support of server consolidation and business recovery continued to grow, but,

      o Revenue growth has been moderating for services in support of non-IBM hardware deployment, as you would expect with the slowdowns in PCs, telecommunications, and networking equipment providers.

Finally, Business Innovation Services, which includes consulting and systems integration, is slightly less than a quarter of Global Services revenue.

      This segment of Services, which is transaction-based, short-term contracts, has been most impacted by the economy.

      And yet our B-I-S revenue declined only 6% year-to-year.

      o The rate of slowdown varied across the geographies this quarter, but it was most predominant in the Americas.

                  Customers were investing less in custom application development and e-business strategy consulting.

      o Yet we did have successes. We continued to see year-to-year growth in key e-business areas:

                  Supply chain and e-business integration grew significantly, while ERP was up moderately.

                  Customers continued to spend on these deployments that yield significant cost savings.

We feel very good about IBM Global Services.

      For the year:

            o     Services revenue grew 11% at constant currency.
            o     We gained share.
            o     Our profit margin increased.

      We ended the year:

            o     with a $102 billion backlog
            o     a strong signings quarter
            o     solid gross profit margins.

            o     and a healthy pipeline going into 2002.

                        In fact, we just signed a $1.2 billion CRM outsourcing agreement, and an alliance to deploy wireless services, with Nextel.

      Looking forward:

            o The 4th-quarter signings and converting the strong pipeline into contracts should have a positive impact on 2002 revenue growth.

            o We've been through these dynamics before, a slowdown in signings and revenue, followed by a recovery, back with Y2K. But with our skills and capabilities, we will continue to gain share.

            o     And we expect good growth in 2002

Now, Click on the NEXT button for Chart 12, and I'll discuss eServers and Storage.

In this tough environment, customers continued to be very cautious with their IT spending. We did see continued server consolidation.

Our eServers and storage subsystems, we expect, gained roughly 4 points of market share last year.

zSeries mainframes had their fifth consecutive quarter of revenue growth, a momentum that began with the z900 announcement in October of 2000.

      For the year, zSeries revenue grew more than 15%, the first full year of revenue growth since 1989, and a clear recognition of the unique advantages mainframes offer our customers.

      Against a very tough comparison, MIPS again grew by double digits, driven by a 35% increase in new application workload, by server consolidation and leveraging Linux. 11% of the MIPS shipped were for Linux.

      Later this year, we will bring mainframe functionality to the mid-market, offering our small and medium-sized customers the ability to run new workloads on a z-platform.

pSeries revenue was up more than 35% sequentially, but down nearly 20% when compared to last year's strong 4th quarter.

      At the high end, the p690 Regatta, which only began to ship in December, did even better than we expected and was sold out in the quarter.

      Entry and mid-range pSeries servers were down significantly year-to-year, yet we still expect to gain share in both of these segments. And, we will further strengthen our technology leadership in these segments by bringing Regatta's Power4 technology to these product lines later this year.

Revenue for the iSeries servers declined, but again we expect to have gained share in the $10 thousand to $1 million server category.

      Similar to zSeries, the iSeries benefited from server consolidation and Linux this quarter.

      For example, in Japan, a subsidiary of NTT replaced Sun and Oracle with an iSeries model 820, running Linux in a dynamic partition.

      ABN AMRO and Caterpillar are two customers who have consolidated multiple servers on iSeries.

xSeries revenue also declined, reflecting the extremely competitive environment in the low-end server market.

      In a repeat of the strategy we used in the UNIX market, we are investing in game-changing technologies in IBM's Intel-based servers by adding some of the advanced functions previously available only on high-end servers.

      One example is technology developed for mainframes that proactively corrects software and hardware failures before they occur. By reducing repair and downtime, the total cost of ownership is cut by as much as 50% over a five-year period.

Our disk and tape Storage had a good quarter with growth in revenue, margin and profit.

      Growth in disk storage was 2% year-to-year, driven by our high-end Shark which grew 6%, in a market declining at approximately 20%.

      I have previously spoken with you about our focus on reducing cost and expense, and it is paying off in storage.

            Gross margins for Storage increased both sequentially and year-to-year in this fiercely competitive environment.

      When I talk with customers, they tell me they're looking for networked storage solutions to help reduce cost. And we're seeing over 65% of Sharks being ordered with network-enabled features.

      A recent IDC report shows IBM moving into the number-two position in SAN deployment. This success was driven by our end-to-end focus that includes software, services, interoperability with the leading providers of SAN components, and the strongest lineup of storage hardware we've ever had.

Now click on the NEXT button for Personal and Printing Systems, Chart 13.

Revenue in this Group was down 31% year-to-year at constant currency, although up 4% sequentially from 3rd quarter.

      We lost $17 million in this segment in the 4th quarter as we continued to focus on cost, expense and our go-to-market model.

            Last quarter 44% of the PC Division's worldwide sales were direct, with 66% in the U.S.

            We have a target of 50% worldwide for this division in the 1st quarter.

      The improving direct model, continued cost improvements, and initiatives like our recently announced outsourcing agreement with Sanmina-SCI should improve our results.

Now if you'll move to Chart 14, we'll cover Technology.

Revenue for our OEM microelectronics division was down 36% year-to-year, reflecting the continued severe downturn in the semiconductor industry.

      We had a modest sequential up-tick from the 3rd quarter, suggesting we've hit the bottom.

      Our customers' inventory of IBM components, which had been about $250 million at the end of both the 2nd and 3rd quarters, was down 50 million by the end of the 4th.

Revenue from Hard Disk Drives was also down year-to-year, yet up sequentially from the 3rd quarter.

      As we look into the 1st quarter, we expect to start shipping our three new drives in volume:

            o     our Discovery II server drive

            o Cascade, the new mobile drive we announced in November, the industry's highest-capacity 2.5-inch mobile drive. And,

            o Vancouver, the new desktop drive also announced in November, the industry's most power-efficient 7200-RPM desktop drive.

Now click on the NEXT button for Software, Chart 15.

Our software business, at $3.8 billion, was up 8% year-to-year at constant currency.

      o Middleware, the majority of our software revenue at more than 80% of the total, grew 10%.

      o     Operating system revenues declined 2%.

This was another excellent quarter for our software business, in a difficult economy, with broad-based market share gains at the expense of our competitors.

Strong momentum in middleware drove our growth. On a full-year basis, middleware was 11 billion of our $13 billion software business.

      Data management, our database, tools, business intelligence and content management business, grew 48% this quarter.

            o DB2 database grew 13% in head-to-head growth against our competition,
            o     And database tools were up 62%.
            o Informix also contributed to our growth, and the acquisition is exceeding our expectations. In the 4th quarter alone, 10,000 Informix customers recommitted to IBM, including Sears, Wal-Mart, MBNA and Motorola.

      WebSphere, our e-infrastructure middleware, grew 43% this quarter.

            o     This was significantly faster than any of the competition.
            o Giga estimated that, with our share gains in 2001, WebSphere is in a dead heat with BEA for the industry lead.
            o     We are winning market share through head-to-head benchmarks.
            o 50,000 paying customers; 600,000 active developers; 9,000 applications; and 7,000 certified solution providers are driving this tremendous success.
            o And our technology leadership will continue to advance with the acquisition of CrossWorlds that was successfully completed this month.

o Although 4th-quarter revenue was down year-to-year in our Tivoli and Lotus businesses, both units had strong growth sequentially. And we are seeing benefits of our restructuring, with improved profitability in both units.

            The strong sequential growth in these units was driven by our regenerated product portfolio.

            In Tivoli:

            o     Security software revenue doubled sequentially.

            o     And storage management software revenue grew 60% sequentially.

      In Lotus, we are leveraging an 85-million-seat Notes base to fuel growth in next generation collaboration.

      o Advanced collaboration software, including Sametime and Quickplace, nearly doubled sequentially.

      o And in eLearning, IBM delivered distance learning solutions to twice the number of customers as the nearest competitor.

We also had success across platforms:

      o Middleware software grew 5% year-to-year on UNIX and NT, while many of our competitors experienced flat or declining revenues.

      o Server consolidations for total cost of ownership savings, and our tools business, continue to be growth drivers on host platforms. Middleware on host platforms grew 16% this quarter.

                  We continue to aggressively go after the tools market, notably data base and Application Development tools.

Finally, our Strategic ISV Alliance strategy continued to expand, driving more than $1.5 billion of total IBM revenue in the 4th quarter, all at the expense of our competitors.

      o We signed four new alliances this quarter, with an increased focus on emerging areas such as Life Sciences.

      o     We now have a total of 74 alliances signed to date.

We are taking tremendous momentum in our software business into 2002, driven by:

      o     Best-of-breed technology,

      o Our ability to deliver integrated e-business solutions across platforms,

      o     Share gains, and

      o A 10,000-person dedicated software sales force, 56,000 business partners, and a Strategic Alliance Program that IDC calls an industry-leading best practice.

Now, if you'll hit the NEXT button, let me summarize my remarks.

For nearly all of our competitors, 2001 was a difficult year.

For IBM, it was a good year.

      Yes, the stock performed well. But what's most important are the reasons behind this performance.

      What became more evident in 2001 was the financial strength and competitiveness of our business model, including these three key elements:

      o First, with the irrational exuberance associated with the dot-com phenomenon behind us, customers are really starting to expect more of their IT vendors.

                  They want real integrated business solutions. And it is important to recognize that, when the economy turns, customers are not going to return to that roll-your-own-IT era.

                  Building integrated solutions is a unique core strength for IBM.

                  Many of our competitors are trying to find ways to emulate our capabilities, but it is not something that can be simply acquired. It takes years of investment to build this capability.

      o Second, we've gained share in key business segments throughout 2001. We now offer better products and services because we exploit both our industry-leading technology and the knowledge that comes from our multi-platform integration experience.

      o And the third point that's become more evident is that having a financial core of annuity-like revenue and profit streams gives us more than just stable results. Its associated real cash flow also enables us to continue investing in our growth businesses, further building our lead, while our more market-sensitive competitors must cut investments and overhaul their business models.

Each of these elements is going to serve us very well in 2002.

      o The first half of this year, at a minimum, doesn't appear to have a much different economic look to it than what we've just come through.

                  So our business model, with its large element of annuity-like profit, is going to retain its advantage.

      o And last week, we announced that for the ninth year in a row, IBM was the top producer of patents, far exceeding any of our competitors.

                  Using this intellectual property, combined with our ability to build integrated e-business solutions, we expect to gain more share in 2002.

      o And most important of all, when the economy picks up, customers will reaccelerate their IT investments in the tough work of building resilient infrastructures and real e-business solutions.

                  Our study of 33,000 companies showed that their CEOs and CIOs are going to want integration, not just pieceparts.

2002 is going to be another demanding year, and a tough one to forecast.

      Strategists and security analysts are quite undecided about what to expect of earnings growth for the market as a whole, and for the technology sector in particular.

      But I said in my opening remarks that we think the consensus for IBM's earnings per share is reasonable, despite the challenging environment. That view rests on three fundamentals:

            o As we start the year, we've already got about half of our earnings under contract.

            o And we expect that improving our cost structure in our technology group and our PC division can make significant contributions to growing earnings.

            o Finally, we expect to gain share in key segments like Software, Services, Storage, and Servers, just as we did in 2001.

      There's a notion out there that history will repeat itself, that high-beta stocks may come back when the economy turns. But there will be no telecoms or dot-coms with open checkbooks waiting for them, just traditional companies working hard to improve their competitiveness, our kind of customers.

      So 2002 will be another good year to have:

            o     A strong business model
            o     Competitive products and services that can gain share, and
            o     A strong balance sheet and cash flow.

      IBM's strategy, our focus and our value proposition are more relevant today than ever.

Now Hervey and I will take your questions.

Thanks, John.

Now, if you'll all go to the next chart, you'll find an index of all our slides that may be helpful during the Q&A.

Before I turn the call over to the operator to give you polling instructions, let me request that you refrain from multi-part questions, to give others some time. As always, we are on a tight schedule.

OK, Mandy -- let's get started.

================================================================================

IBM 4Q 2001
EARNINGS PRESENTATION

JANUARY 2002

================================================================================

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                                   [LOGO] IBM

                               IBM 4Q 2001 RESULTS
                               ===================

                                              B/(W)                  B/(W)
($B)                               4Q01       Yr/Yr        FY01      Yr/Yr
                                   ----       -----        ----      -----
                                =======================  =====================
Revenue - as reported               22.8       (11%)        85.9      (3%)
          @cc                                   (8%)                   1%
                                =======================  =====================
   GP%                              38.3%      1.0 pts      37.0%    0.7 pts

   E/R%                             23.9%     (1.4 pts)     24.3%   (1.1 pts)

Pre-tax Income                       3.3       (13%)        11.0      (5%)

   Pre-tax Income Margin            14.5%     (0.3 pts)     12.8%   (0.2 pts)
                                =======================  =====================
   Tax Rate%                        29.3%      0.2 pts      29.5%    0.3 pts

Net Income                           2.3       (13%)         7.7      (5%)

Net Income Margin                   10.2%     (0.2 pts)      9.0%   (0.2 pts)
                                =======================  =====================
Average Shares - Diluted (M)      1758.0       1.8%       1771.2     2.3%
EPS - Diluted                      $1.33       (10%)       $4.35      (2%)
                                =======================  =====================

                         IBM 4Q 2001 GEOGRAPHIC REVENUE
                         ==============================

                                    B/(W)     Yr/Yr                 B/(W)     Yr/Yr       % of
                                    ---------------                 ---------------        Rev
($B)                       4Q01     Rptd        @CC     FY01        Rptd        @CC       FY01
                           ----     ----        ---     ----        ----        ---       ----
                          ==========================    =============================    =======
Americas                   9.8       (9%)       (8%)     37.4        (3%)       (2%)       44%

Europe/ME/A                6.9       (6%)       (6%)     24.0        (1%)        3%        28%

Asia Pacific               4.5      (10%)       (1%)     17.2        (2%)        8%        20%

OEM                        1.6      (34%)      (33%)      7.2        (7%)       (6%)        8%
                          ==========================    =============================    =======

                          ==========================    =============================    =======
IBM                       22.8      (11%)       (8%)     85.9*       (3%)        1%       100%
                          ==========================    =============================    =======

*     Rounding

                              IBM 4Q 2001 REVENUE
                              ===================

                                    B/(W)     Yr/Yr                 B/(W)     Yr/Yr       % of
                                    ---------------                 ---------------        Rev
($B)                       4Q01     Rptd        @CC     FY01        Rptd        @CC       FY01
                           ----     ----        ---     ----        ----        ---       ----
                          ==========================    =============================    =======
Global Services            9.1       (1%)        1%      35.0          5%        10%        41%

Hardware                   8.7      (24%)      (21%)     33.4        (12%)       (8%)       39%

Software                   3.8        6%         8%      12.9          3%         7%        15%

Global Financing           0.9       (5%)       (4%)      3.4         (1%)        1%         4%

Enterprise Inv. / Other    0.3      (20%)      (18%)      1.2        (18%)      (14%)        1%
                          ==========================    =============================    =======

                          ==========================    =============================    =======
IBM                       22.8      (11%)       (8%)     85.9         (3%)        1%       100%
                          ==========================    =============================    =======

                         IBM 4Q 2001 GROSS PROFIT MARGIN
                         ===============================

                                      B/(W)                        B/(W)
                         4Q01         Yr/Yr           FY01         Yr/Yr
                         ----         -----           ----         -----
                        ======================       ======================
Global Services          28.2%        1.2 pts         27.5%        0.8 pts

Hardware                 26.3%       (4.1 pts)        27.7%       (0.7 pts)

Software                 85.2%        1.8 pts         82.5%        0.6 pts

Global Financing         55.4%       12.5 pts         50.6%        7.3 pts

Enterprise Inv./Other    45.8%        0.9 pts         45.0%       (1.8 pts)
                        ======================       ======================

                        ======================       ======================
IBM                      38.3%        1.0 pts         37.0%        0.7 pts
                        ======================       ======================

                          IBM 4Q 2001 EXPENSE SUMMARY
                          ===========================

($B)                                       B/(W)                      B/(W)
                                4Q01       Yr/Yr           FY01       Yr/Yr
                               -----     ---------        -----     ---------
Operating Expenses
                              =====================      =====================
    SG&A                        4.2          4%           15.5         1%

    R&D                         1.3         13%            5.0         3%
                              =====================      =====================

                              =====================      =====================
Net Interest / Other Income      --         NA             0.3         NA
                              =====================      =====================

                              =====================      =====================
Total Expense                   5.4*         6%           20.8        (2%)

    E/R%                       23.9%     (1.4 pts)        24.3%     (1.1 pts)
                              =====================      =====================

*Rounding

                                 IBM CASH FLOW
                                 =============

($B)
                                                 FY00            FY01
                                                 ----            ----
  Net Income                                      8.1             7.7
  Depreciation/Amortization                       5.0             4.8
  Working Capital / Other                        (0.8)            0.4
========================================================================
  Total Operating Sources                        12.3            12.9
========================================================================
  Capital Expenditures, Net                      (4.6)           (5.1)
  Other Operating Uses                           (0.5)           (0.4)
========================================================================
  Total Operating Uses                           (5.0)           (5.5)
========================================================================
========================================================================
  Free Cash Flow                                  7.3             7.4
========================================================================
  Dividends                                      (0.9)           (1.0)
  Acquisitions                                   (0.3)           (0.9)
  Share Repurchase                               (6.7)           (5.3)
  Other                                           0.2             1.1
  Global Financing, Net                          (0.8)            0.7
  Core Debt, Net                                 (0.9)            0.6
========================================================================
  Net Cash Flow                                  (2.1)            2.7
========================================================================

                               IBM BALANCE SHEET
                               =================

                                Dec             Dec             Dec
($B)                           1999            2000            2001
                               ----            ----            ----
                               ======================================
Cash                             5.8             3.7             6.4
Core Assets*                    43.6            45.1            46.0
Global Fin. Assets*             38.1            39.6            35.9
                                ----            ----            ----
Total Assets                    87.5            88.3            88.3
                               ======================================

                               ======================================
Other Liabilities               38.6            39.1            37.5
Core Debt                        1.6             1.1             1.6
Global Fin. Debt                26.8            27.5            25.5
                                ----            ----            ----
Total Debt                      28.4            28.6            27.2
                                ----            ----            ----
Total Liabilities               67.0            67.7            64.7
                               ======================================

                               ======================================
Equity                          20.5            20.6            23.6
                               ======================================

                               ======================================
Core Debt/Cap                     9%              6%              7%
Global Fin. Leverage             5.5             6.6             6.8
                               ======================================

*Excluding Cash

                                GLOBAL SERVICES
                                ===============

                             Revenue $9.1B, +1% @CC

=============================                        =========================
  Services              +1%                            Signings        $ 15B
  Maintenance           +2%                            Backlog         $102B
=============================                        =========================

o     Strong services business model
      >     Outsourcing and maintenance provide annuity stream
      >     Managing margins well
      >     Full year Services growth of 11%
      >     Healthy 4Q signings, backlog, and pipeline going into 2002

o     Outsourcing and eSourcing up 6%
      >     $1 Billion hostng business in 2001

o     Integrated Technology Services up 4%
      >     Server consolidations and Business Continuity Services up

o     Business Innovation Services declined 6%
                              eSERVERS AND STORAGE
                              ====================

                            Revenue $4.1B, -11% @CC

Gaining share despite opportunity declines

      o     eServers:
            >     zSeries:
                  --    Revenue growth despite tough compare
                  --    Five quarters of growth
                  --    MIPS +12%
            >     pSeries:
                  --    Regatta sold out
                  --    Low-end and Midrange weakness
            >     iSeries:
                  --    New workload gaining momentum

      o     Storage
            >     Total disk, Shark, and tape - yr/yr revenue growth
            >     Margin improvement in tough environment
            >     Strong profit growth

                         PERSONAL AND PRINTING SYSTEMS
                         =============================

                            Revenue $2.9B, -31% @CC
                           4Q01 revenue up 4% qtr/qtr

o     PC environment remains challenging

o     Cost & Expense challenges gaining traction

      >     Increasing PC Division direct channel participation
            --    4Q01 worldwide revenue was 44% direct
            --    4Q01 U.S. revenue was 66% direct
            --    1Q02 worldwide target is 50% direct

      >     Desktop manufacturing outsourcing

                                   TECHNOLOGY
                                   ==========

                            Revenue $1.6B, -33% @CC

o     OEM Microelectronics

      >     +3% qtr/qtr, consistent with industry

      >     Customer inventory down $50M

o     OEM Storage

      >     Revenue down yr/yr but up sequentially
            --    Gained unit share in mobile and desktop

      >     New drives in volume shipment 1Q02
            --    Discovery II server
            --    Cascade mobile
            --    Vancouver desktop

                                    SOFTWARE
                                    ========

                             Revenue $3.8B, +8% @CC

--------------------------------------------------------------------------------
                             4Q01 Revenue Dynamics

                              [BAR GRAPH OMITTED]

   [The following data was depicted as a bar graph in the printed material.]

Operating                                      Middleware
Systems         -2% yr/yr      -------------->            UNIX/NT   +5% yr/yr

Middleware     +10% yr/yr      -------------->            Host     +16% yr/yr

--------------------------------------------------------------------------------

      o     Strong momentum driven by middleware

      o     DB2 outperformed the industry with 13% revenue growth

      o     WebSphere leadership continued with 43% growth

      o     Three consecutive quarters of sequential improvement at Tivoli

      o     Lotus leadership continues in web collaboration and eLearning

      o Leveraging 10,000 strong sales force; 56,000 business partners, and 74 ISV alliances

                                   [LOGO] IBM

                       CURRENCY: YEAR-TO-YEAR COMPARISON
--------------------------------------------------------------------------------

                           QUARTERLY AVERAGES PER US$

                                                              @ 1/16 Spot
                                             1/16       -----------------------
                    3Q01         4Q01        Spot          1Q02         2Q02
                 ----------   ----------  ----------    ----------   ----------
Euro             1.12         1.12           1.14

   Yr/Yr                -2%           3%                    -5%           1%

Pound            0.70         0.69           0.70

   Yr/Yr                -3%          -0%                    -2%           1%

Yen              121          124            131

   Yr/Yr               -13%         -13%                   -11%          -7%
--------------------------------------------------------------------------------
Negative IBM                                               3 pts         1 pt
Rev. Impact

Negative Yr/Yr growth signifies a translation hurt